EXHIBIT 4

March 31, 2008

To Whom It May Concern:

Pursuant to the provisions of Section 321(b) of the Trust Indenture Act of 1939, Law Debenture Trust Company of New York (“Law Debenture”) hereby consents that reports of examinations by Federal, State, Territorial or District authorities pertaining to Law Debenture may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

If you have any questions, please contact Romano I. Peluso, Senior Vice President, Law Debenture Trust Company of New York at (646) 747-1251.

LAW DEBENTURE TRUST COMPANY OF NEW YORK

By:	/s/ Romano I. Peluso
Romano I. Peluso
Its:	Senior Vice President